Exhibit 10.1

STAKING AGREEMENT

This Figment Staking Agreement (this “Agreement”), dated May 4, 2026 (the “Effective Date”), is entered into between Figment Inc. (“Figment”), an Ontario corporation with a place of business at 545 King St. West, Toronto, Ontario, Canada, M5V 1M1 and 21Shares Polkadot ETF, a Delaware statutory trust with a place of business at 158 W. 27th Street, 4th Floor, New York, NY 10001 (“Delegator”).

RECITALS:

A.	Some blockchain protocols achieve consensus among distributed nodes through a system known as “proof-of-stake”;

B.	Proof-of-stake blockchain protocols generally require the protocol’s token-holders to Stake (as defined below) their Tokens (as defined below) to participate in the consensus validation process by validating and signing definitive serial transaction records;

C.	Proof-of-stake systems distribute additional tokens to token-holders who successfully Stake to incentivize Staking;

D.	Figment operates computing resources to be used for, in respect of Tokens that exist at digital addresses on publicly distributed ledgers, validating transactions and adding them to publicly distributed ledgers or otherwise performing network functions in the service of the protocol, and/or maintaining and permitting access to publicly distributed ledgers (“Validator Nodes”);

E.	Delegator holds Tokens on its own behalf and/or on behalf of its Clients (if any), and intends to commit such Tokens to secure the operation of Validator Nodes (“Staking” or “to Stake”);

F.	Delegator wishes to arrange, on its own behalf and/or as agent for its Clients (if any), the provisioning and operation of Validator Nodes and the Staking of Tokens on Validator Nodes operated by Figment; and

G.	Figment is willing to provision and operate Validator Nodes as a service on behalf of Delegator and/or its Clients, if any.

1. DEFINITIONS

The definitions for some defined terms used in this Agreement are set out below. Other terms may be defined elsewhere in this Agreement.

1.1. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2. “Agreement” means this Figment Staking Agreement, dated the Effective Date, between Figment and Delegator, and includes the Schedules and any executed Order Forms, as any of the same may be updated, supplemented, or amended from time to time.

1.3. “Business Day” means any day other than Saturday or Sunday or a public or bank holiday in either of Toronto, Ontario, Canada or New York, New York, United States.

1.4. “Client” means any customer or client of Delegator or an Affiliate of Delegator who has an interest in the Tokens delegated to Figment under this Agreement.

1.5. “Confidential Information” means: (i) with respect to Figment, the Platform, the Website, all source code relating thereto, and any other non-public information or material regarding Figment’s legal or business affairs, financing, customers, properties, pricing, or data; (ii) with respect to Delegator, any non-public information or material regarding Delegator’s legal or business affairs (including any Staking-related information such as Staking arrangements with providers other than Figment, or any other Staking agreements or arrangements with Figment), financing, customers, properties, or data; (iii) with respect to both Parties, any information that is marked as “confidential” or “proprietary” or using a similar term, or which should reasonably be considered to be confidential based upon the nature of its disclosure or content; and (iv) the existence and provisions of this Agreement, including the Service Fee and other pricing matters. Notwithstanding any of the foregoing, Confidential Information does not include information which: (a) is or becomes public knowledge without any action by, or involvement of, the Party to which the Confidential Information is disclosed (the “Receiving Party”); (b) is documented as being known to the Receiving Party prior to its disclosure by the other Party (the “Disclosing Party”); (c) is independently developed by the Receiving Party without reference or access to the Confidential Information of the Disclosing Party and is so documented; or (d) is legally obtained by the Receiving Party without restrictions on use or disclosure from a third party.

1.6. “Damages” means damages, losses, liabilities, costs (including professional fees), fines, penalties, claims, charges, reductions in value, foregone opportunities, Slashing Penalties, Missed Rewards, and reasonable expenses.

1.7. “Double-signing Event” means a double-signing event as defined by the Protocols of the respective Supported Blockchain, including a Slashing Penalty caused by Validator Nodes operated by Figment signing two blocks at the same height.

1.8. “Figment APIs” means the APIs set out here, as may be updated from time to time at Figment’s sole discretion.

1.9. “Jailing” means the removal of a Validator Node from the active set on a Supported Blockchain in connection with a Slashing Penalty.

1.10. “Law” means any applicable federal, provincial, territorial, state, county, local or foreign statute, law, ordinance, regulation, rule, code, or order.

1.11. “Missed Rewards” means any Rewards that would have been received by Delegator but for Figment’s failure to propose, attest or sign blocks on a Supported Blockchain. Missed Rewards specifically excludes Rewards that would have been received by Delegator but for the failure of Figment to maximize Rewards.

1.12. “Order Form” means an order form substantially in the form attached hereto as Schedule “B”.

1.13. “Party” means Figment or Delegator, as applicable; and “Parties” means, together, Figment and Delegator.

1.14. “Person” means any individual, corporation, partnership, business, organization, association, foundation, government, or other entity or person.

1.15. “Platform” means Figment’s computational infrastructure or platform that it uses to perform the Services.

1.16. “Prohibited Content” means content that: (i) is illegal under any Law; (ii) violates any third party’s intellectual property rights, including copyrights, trademarks, patents, and trade secrets; (iii) contains indecent or obscene material; (iv) contains libelous, slanderous, or defamatory material, or material constituting an invasion of privacy or misappropriation of publicity rights; (v) promotes unlawful or illegal goods, services, or activities; (vi) contains false, misleading, or deceptive statements, depictions, or sales practices; or (vii) contains viruses, Trojan horses, worms, or any other harmful, malicious, or hidden procedures, routines, mechanisms, or code.

1.17. “Protocol(s)” means, in relation to a Supported Blockchain, the protocol(s) for operation of the Supported Blockchain, including the consensus rules governing the validation and inclusion of transactions in the Supported Blockchain.

1.18. “Rewards” means any rewards granted by the Supported Blockchains, including block rewards, endorser rewards, and transaction fees, in each case as distributed on-chain by the Supported Blockchains.

1.19. “Schedules” refers to the schedules attached hereto.

1.20. “Service Fee” means amounts payable to Figment in native Tokens of the applicable Supported Blockchain or fiat money for the performance of the Services, whether payable to Figment in accordance with the Standard Flow or the Non-Standard Flow.

1.21. “Slashing Penalty” means a penalty mechanism built into the Protocols of certain Supported Blockchains to discourage undesirable behavior, including Double-signing Events, downtime, or failing to participate in consensus.

1.22. “Slashing Reimbursements” means any payment by Figment to Delegator of an amount equal to any Slashing Penalties, if established as owing under Section 5.5, subject to the provisions of this Agreement.

1.23. “Supported Blockchain” means any proof-of-stake network on which Figment operates Validator Nodes and Delegator intends to Stake certain of its or its Clients’ Tokens during the Term, as set out in the Order Form(s).

1.24. “Token” means any crypto asset (whole or fractional) associated with the Token Rights.

1.25. “Token Rights” means, together, the validation rights and Voting Rights that Delegator has delegated to Figment in respect of certain Tokens in accordance with the Protocols of the respective Supported Blockchains.

1.26. “Unstake” means to cause Token(s) to cease to be Staked to Validator Nodes operated by Figment, in accordance with the Protocols of the respective Supported Blockchain.

1.27. “Voting Rights” means rights to vote upon proposals related to the operation and governance of certain Supported Blockchains.

1.28. “Website” means Figment’s website, located at figment.io.

2. DELEGATION

2.1. Subject to the Protocols of the Supported Blockchains and unless otherwise provided in this Agreement, Delegator may delegate the Token Rights associated with any number of Tokens to Figment under this Agreement by interacting with the Protocols of the Supported Blockchains, at any time during the Term.

2.2. At any time during the Term, Delegator may request to delegate Token Rights for additional Supported Blockchains to Figment by providing written notice to Figment, and Figment may, at its sole discretion, agree to the additional delegation. If Figment agrees to the additional delegation, then the Parties will complete and execute an Order Form.

2.3. Delegator shall not delegate any Token Rights to Figment hereunder if Delegator reasonably expects that any condition described in Section 6.1(b) to and including 6.1(d) and/or Section 6.2 is not satisfied or, if any such condition ceases to be satisfied, Delegator shall promptly deliver written notice of the same to Figment.

3. SERVICES AND APIS

3.1. Services. Subject to the provisions of this Agreement, Figment will:

(a)	engage in Staking in a manner reasonably intended to generate Rewards; and

(b)	provide reports to Delegator showing the calculation of any Rewards payable by the Supported Blockchains to Delegator in connection with Staking by Figment hereunder ((a) and (b) collectively, the “Services”).

3.2. Voting Rights. Figment may choose not to vote or exercise the Voting Rights in a reasonable manner, including by voting or abstaining. Delegator may, to the extent permitted by the Protocols of the Supported Blockchains, override any action taken by Figment in respect of its Voting Rights, if any.

3.3. Service Level Agreement. Figment’s service level standards are set out in the Service Level Agreement available here, which may be updated from time to time at Figment’s sole discretion.

3.4. Service Standard. Figment will perform the Services in a commercially reasonable manner using technology, skill, and care at levels in accordance with industry standards.

3.5. Figment APIs. Delegator may request access to the Figment APIs, and Figment may, in its reasonable discretion, make the Figment APIs available to Delegator. By accessing or using any of the Figment APIs, Delegator agrees to be bound by the Figment API License Agreement available here.

4. STAKING & BONDING; UNSTAKING & UNBONDING

4.1. Delegator may Stake and/or Unstake Tokens at any time in its sole discretion, subject to, respectively, bonding and unbonding periods imposed by the Supported Blockchains (if any).

4.2. During any such bonding or unbonding period, Tokens and Rewards may be unavailable to Delegator and subject to other restrictions imposed by the Supported Blockchains. Accordingly, to the extent such restrictions are imposed by the relevant Supported Blockchain, Figment will not be obligated to perform the Services with respect to those Tokens.

4.3. Figment may, in its sole discretion, discontinue operating Validator Nodes for any Supported Blockchain at any time upon reasonable prior written notice to Delegator (a “Discontinuance”). If Figment undergoes a Discontinuance, Delegator should Unstake its Tokens in a timely manner.

4.4. [Omitted]

5. REWARDS & PROTOCOL FEATURES

5.1. Transfer of Rewards.

(a)	The Parties acknowledge that the performance of the Services by Figment is intended to result in the direct transfer of Rewards by the Supported Blockchains on-chain in either of the following ways:

(i)	to Figment in the amount of the Service Fee at the wallet address designated by Figment, and the remainder to Delegator at the wallet address designated by Delegator (the “Standard Flow”); or

(ii)	to Delegator at the wallet address designated by Delegator (inclusive of the amount of the Service Fee payable to Figment) (the “Non-Standard Flow”).

(b)	If Figment performs the Services for Delegator in respect of any Supported Blockchains that transfer Rewards in accordance with the Non-Standard Flow set out in Section 5.1(a)(ii),Figment shall be entitled to payment of the Service Fee by Delegator and will invoice Delegator for Service Fees payable by Delegator to Figment, and, within thirty (30) days of the date of receipt of such invoice in good order, Delegator will make payment of an amount equal to the Service Fee in accordance with the instructions included in such invoice (or as the Parties may otherwise agree in writing).

(c)	If Delegator fails to make payment in accordance with Section 5.1(b), Delegator shall pay late fees to Figment as set out in Schedule “A”.

5.2. Section 5.1 is subject to the Protocols of the Supported Blockchains and the provisions of this Agreement, including variations to Section 5.1 under the Schedules and Order Forms (if any).

5.3. Rewards Not Guaranteed. Delegator acknowledges that: (i) the transfer of Rewards by the Supported Blockchains is not guaranteed and Delegator may not receive the Rewards; (ii) Figment has no ability to control or influence whether or not a Supported Blockchain transfers any Rewards to Delegator or otherwise complies with its Protocols; and (iii) Figment is not responsible for any failure by the Supported Blockchains to transfer Rewards to Delegator, any error or mistake in the transfer of Rewards to Delegator (including the transfer of Rewards to the wrong wallet), or any other loss, destruction or transfer of Rewards (except to the extent such failure to transfer Rewards, loss, destruction or transfer resulted directly from the gross negligence, fraud or intentional misconduct of Figment). Notwithstanding the foregoing and anything to the contrary in this Section 5, in any situation involving Non-Standard Flow as set out in Section 5.1(a)(ii), to the extent Delegator fails to receive any Rewards for any reason other than Delegator’s negligence, fraud or intentional misconduct, Delegator shall be under no obligation to make any payment of any Service Fee in accordance with Section 5.1(b).

5.4. No Custody. Delegator acknowledges and agrees that Figment does not and will not accept or take custody over any Tokens or Rewards on behalf of Delegator or its Clients (if any), and that Figment’s sole obligation under this Agreement is to perform the Services in accordance with the provisions of this Agreement.

5.5. Slashing Reimbursements. If a Supported Blockchain applies a Slashing Penalty against any of Delegator’s Tokens (including, for the avoidance of doubt, any Token of any Client of Delegator’s), Figment will transfer Slashing Reimbursements to Delegator, subject to the provisions of this Agreement, including Section 5.7 and the limitations and exclusions set out herein, including Section 13.

5.6. Missed Rewards. Figment will transfer to Delegator an amount of Tokens equal to any Missed Rewards, subject to the provisions of this Agreement, including Section 5.7 and the limitations and exclusions set out herein, including Section 13.

5.7. Eligibility. In order to be eligible to receive Slashing Reimbursements or payments of Missed Rewards:

(a)	Delegator must deliver a written request for each impacted Supported Blockchain to Figment at claims@figment.io within thirty (30) days following the date of the alleged occurrence of a Slashing Penalty or Missed Rewards (“Reimbursement Claim”), which shall describe in detail the alleged occurrence of the Slashing Penalty or Missed Rewards, subject to the limitations and exclusions set out herein, including Section 13; and

(b)	[Omitted]

(c)	the aggregate amount for each Reimbursement Claim must be equal to or greater than $2,000.

5.8. Protocol Changes & Forks. The Parties acknowledge and agree that Protocols may change and forks may occur, in each case outside of Figment’s control and that, therefore, except as may otherwise be provided in this Agreement:

(a)	Figment may respond to Protocol changes and forks in a commercially reasonable manner;

(b)	the reasonable exercise by Figment of any right or power that is available to it in its capacity as a Validator Node on a Supported Blockchain shall not constitute a breach or violation of any obligation owed by Figment to Delegator under this Agreement; and

(c)	Figment is not responsible for any Damages incurred by Delegator or its Clients (if any), arising in connection with Protocol changes or forks, provided that Figment acts in accordance with Section 5.8(a).

5.9. Protocol Features. Certain proof-of-stake blockchain protocols have unique protocol-specific features that may impact Staking and Figment’s performance of the Services, as set out here (the “Protocol Features”). The Protocol Features are incorporated herein by reference and made part of this Agreement, as may be updated from time to time. Figment will use commercially reasonable efforts to inform Delegator of any material changes to the Protocol Features affecting the Supported Blockchains.

6. CONDITIONS

6.1. The obligation of Figment to perform the Services is conditional on the satisfaction of the following conditions precedent both as of the Effective Date and subsequently as of the time of performance of the Services:

(a)	the applicable Supported Blockchain has selected Validator Nodes operated by Figment for inclusion in the active set on such Supported Blockchain, to the extent required by the Protocols of such Supported Blockchain;

(b)	the covenants and obligations of Delegator under this Agreement are performed and satisfied;

(c)	the representations and warranties of Delegator set out in Section 12 are true, accurate and complete; and

(d)	neither the delegation by Delegator of the Token Rights to Figment, nor Figment’s performance of the Services for Delegator, constitute or would be reasonably expected to result in (with or without notice, lapse of time, or both) a breach, default, contravention or violation of any Law, or agreement to which either Party is bound, including this Agreement and the Protocols of the applicable Supported Blockchains.

6.2. Delegator must timely provide Figment with, all information required in order for Figment to perform the Services and fulfill its obligations under this Agreement, including each wallet address associated with Delegator’s and/or its Clients’ Tokens, at least five (5) days prior to the last Business Day of such month on which the Tokens were Staked with Figment.

7. TAXES

7.1. Delegator shall be solely responsible for the payment to applicable governmental authorities of: (i) any and all taxes, penalties, duties, and interest (together, “Taxes”) applicable to the Rewards, Slashing Reimbursements, payments of Missed Rewards, and other amounts receivable or received by Delegator in connection with this Agreement; and (ii) all other Taxes of Delegator or which may apply to Delegator resulting from or related to the transactions contemplated under this Agreement. Delegator shall indemnify and hold harmless Figment, its Affiliates, and their respective officers, directors, shareholders, managers, and employees (as applicable) in respect of all Taxes levied by any governmental authority on any Rewards, Slashing Reimbursements, payments of Missed Rewards, or other amounts receivable or received by Delegator (and/or, if applicable, its customers, clients or interest holders) in connection with this Agreement, in accordance with the indemnification procedures set out in Section 14.

7.2. Figment shall be solely responsible for the payment to applicable governmental authorities of: (i) any and all Taxes applicable to the amounts receivable or received by Figment in connection with this Agreement; and (ii) all other Taxes of Figment or which may apply to Figment resulting from or related to the transactions contemplated under this Agreement. Figment shall indemnify and hold harmless Delegator, its Affiliates, and their respective officers, directors, shareholders, managers, and employees (as applicable) in respect of all Taxes levied by any governmental authority on any amounts receivable or received by Figment (and/or, if applicable, its customers, clients or interest holders) in connection with this Agreement, in accordance with the indemnification procedures set out in Section 14.

7.3. Neither Figment nor any of its agents have provided or will provide advice or guidance with respect to any applicable Law, Tax or other obligations of Delegator. Delegator is strongly encouraged to seek advice from Delegator’s legal and tax advisors with respect to any Law or Tax that are applicable to, or other obligation of, Delegator related to the entering into and performance of this Agreement.

8. TERM; TERMINATION; AND SURVIVAL

8.1. Term. The term of this Agreement commences on the Effective Date and shall continue in effect until terminated in accordance with Section 8.2 (the “Term”).

8.2. Termination. Either Party may terminate this Agreement or any Order Form on written notice to the other Party at any time for any reason whatsoever, unless otherwise set out herein.

8.3. Effect of Termination. Upon the termination of this Agreement:

(a)	Delegator agrees to take all steps reasonably necessary to Unstake all Tokens, and Figment agrees to take or refrain from taking any actions required to facilitate such Unstaking by Delegator unless upon request by Delegator;

(b)	Figment will make payment to Delegator of any undisputed Slashing Reimbursements, undisputed Missed Rewards, and any other amounts owing by Figment to Delegator under this Agreement within thirty (30) days of the termination of this Agreement; and

(c)	Delegator will make payment to Figment of any Service Fees and any other amounts owing by Delegator to Figment under this Agreement in accordance with Section 5 within thirty (30) days of the termination of this Agreement.

8.4. Survival. The following provisions will survive any expiration or termination of this Agreement: Sections 1, 5, and 7 through and including 15.

9. CONFIDENTIALITY

9.1. The Receiving Party will: (i) protect the confidentiality of the Disclosing Party’s Confidential Information using the same degree of care that it uses with its own confidential information of a similar nature, but with no less than reasonable care; (ii) not use any of the Disclosing Party’s Confidential Information for any purpose other than as may be necessary or desirable in connection with the performance of this Agreement; and (iii) not disclose the Disclosing Party’s Confidential Information to any Person other than its Affiliates and its and their employees, contractors, and advisors, as reasonably required to perform this Agreement, provided they are bound by obligations of confidentiality at least as restrictive as those set out in this Agreement or are under professional obligations of confidentiality. No other use will be made of the Confidential Information by a Receiving Party, it being recognized that the applicable Disclosing Party has reserved all rights to the Confidential Information not expressly granted herein.

9.2. If the Receiving Party is legally compelled by a court or other governmental authority of competent jurisdiction or by any subpoena, summons, order or other judicial process to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party will provide the Disclosing Party with prompt prior written notice of such requirement (to the extent legally permissible) so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 9. If such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the terms of this Section, the Receiving Party may furnish only that portion of the Confidential Information which it is legally required to disclose in the opinion of its counsel, and will use commercially reasonable efforts to ensure that confidential treatment shall be afforded to such disclosed portion of the Confidential Information.

9.3. Upon reasonable written request following termination of this Agreement, the Receiving Party shall either return to the Disclosing Party (or, at the Disclosing Party’s instruction, destroy and provide the Disclosing Party with written certification of the destruction of) all documents, computer files, and other materials containing any of the Disclosing Party’s Confidential Information that are in its possession or control; provided, however, the Receiving Party may: (i) keep any Confidential Information that is retained automatically as part of its usual and customary computer backup procedures; and (ii) retain any Confidential Information as required by court order, other regulatory order or applicable Law; provided, however, that all retained Confidential Information shall remain subject to this Section 9.

10. INTELLECTUAL PROPERTY

10.1. All right, title, and interest in and to the Platform and the Website, including all modifications, improvements, adaptations, and enhancements made thereto, are and shall remain the sole and exclusive property of Figment.

10.2. License. Each Party hereby grants (in such capacity, the “Licensor”) the other Party (in such capacity, the “Licensee”) a limited, revocable, non-exclusive, non-sublicensable, non-transferable license during the Term (the “License”) to use the company names, trade names, logos, insignias, service marks and trademarks of the Licensor or any of its Affiliates (collectively, the “Logos”) in the Licensee’s advertising, marketing, and promotional materials in all formats and media (the “Marketing Materials”). The Licensee shall not use the Logos in a manner that misrepresents its relationship with the Licensor or is otherwise misleading, or that reflects negatively on the Licensor. A Party seeking to use the other Party’s Logos in its Marketing Materials shall submit to the other Party all such Marketing Materials that incorporate that other Party’s Logos or that otherwise relate to that other Party and shall not distribute such Marketing Materials unless and until that other Party has approved them in writing (with such approval not to be unreasonably withheld); provided, however, that such Party does not need to submit to the other Party previously-approved Marketing Materials or Marketing Materials substantially in the same form as previously approved Marketing Materials. Prior to use or publication of any Marketing Materials, such Party agrees to incorporate all changes relating to use of the other Party’s Logos as reasonably requested by the other Party. The License shall be revoked upon termination of this Agreement or upon the Licensor’s written request. Upon revocation of the License, the Licensee shall immediately cease and desist from any further use of the Logos.

11. LIMITATIONS OF USE

11.1. Policies. Figment’s General Terms of Use (available here) and Privacy Policy (available here) are incorporated herein by reference and made part of this Agreement, each as may be updated from time to time.

11.2. Restrictions. Delegator shall not, and will not authorize, permit, or encourage any third party to: (i) reverse engineer, decompile, disassemble, or otherwise attempt to discern the object or source code or interface protocols of the Platform or the Website; (ii) modify, adapt, or translate the Platform or the Website; (iii) make any copies of the Platform or the Website; (iv) resell, distribute, or sublicense the Platform or the Website; (v) remove or modify any proprietary marking or restrictive legends placed on the Platform or the Website; (vi) knowingly use the Platform or Website in violation of any Law; (vii) use or otherwise make reference to the Platform or Website, in whole or in part, or use any output from the Platform or Website, or use or reference any Confidential Information of Figment (including any pricing for the Services or the provisions of this Agreement) of Figment, in each case (A) to build a competitive product or service, or (B) for any purpose other than to perform this Agreement; or (viii) introduce, post, upload, transmit, or otherwise make available to or from the Platform or the Website any Prohibited Content.

11.3. Access Credentials. Delegator shall: (i) carefully store access credentials used to access the Platform and protect them from unauthorized access (and shall be responsible for any and all actions taken using such access credentials); (ii) not gain access to the Services by any means other than means permitted by Figment; (iii) not circumvent or disclose the authentication or security of the Platform or any host, network, or account related to the Platform; (iv) not use a false identity or credentials of another Person to gain access to the Platform or the Services; (v) ensure that any access credentials are used only by the individual or entity granted the credentials; and (vi) notify Figment of any unauthorized use of its access credentials of which Delegator becomes aware.

12. REPRESENTATIONS AND WARRANTIES; DISCLAIMER

12.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date and subsequently as of each date on which Delegator delegates Token Rights to Figment, that:

(a)	if the Party is an individual, the Party is of legal age in its jurisdiction of residence and is of sound mind and body;

(b)	if the Party is a business entity, partnership or other organization (each, a “Business Entity”), the Party is duly organized and existing in good standing under the laws of its jurisdiction of organization;

(c)	the Party has all required capacity, authority and power to enter into and perform its obligations under this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against the Party in accordance with its provisions, except as limited by bankruptcy, insolvency or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and principles of equity;

(d)	the execution, delivery and performance of this Agreement by the Party (i) will not conflict with or violate in any material manner any Law; and (ii) will not violate or breach, and will not conflict with or constitute a default under, any contract, agreement, or commitment binding upon it; and

(e)	neither the delegation of Token Rights by Delegator to Figment, nor Figment’s performance of this Agreement (a) represents or constitutes a loan or a contribution of capital to, or other investment in, Figment; (b) provides Delegator with any ownership interest, equity, security, or right to or interest in the assets, rights, properties, revenues or profits of, or voting rights whatsoever in, Figment; or (c) creates or implies any fiduciary or other agency relationship between Figment (or any of its directors, officers, employees, agents, or Affiliates) and Delegator or entitles Delegator to any fiduciary duty or similar duty on the part any of the foregoing Persons.

12.2. Representations and Warranties by Delegator. In addition to the representations and warranties set out in Section 12.1, Delegator represents and warrants to Figment, as of the Effective Date and subsequently as of each date on which Delegator delegates Token Rights to Figment, that:

(a)	Delegator has all right, title and interest in and to the Tokens, and where the Tokens are those of a Client, all consents and approvals from such Client necessary to delegate the Token Rights in accordance with the provisions of this Agreement;

(b)	Delegator is not entering into this Agreement or delegating Token Rights to Figment for the purpose of making an investment with respect to Figment, but instead, and only, to receive the Services from Figment;

(c)	Delegator (and, if Delegator is a Business Entity, Delegator’s officers, directors, and employees (collectively, the “Representatives”)) are in compliance with all, and have not been and are not in breach of any, anti-money laundering, anti-terrorist or sanctions Laws applicable to Delegator by virtue of Delegator’s jurisdiction of residence and the jurisdictions in which it operates, including, for example, the Criminal Code (Canada), Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States), and/or trade embargoes of the United States, including any sanctions program administered by the United States Department of the Treasury, as well as similar Laws of the European Union, and any rules and regulations thereunder, in each case as amended;

(d)	Delegator has not (and, if Delegator is a Business Entity, Delegator’s Representatives have not) been convicted of, or agreed to enter into a pretrial diversion or similar program in connection with the prosecution of, a criminal offense involving theft, dishonesty, breach of trust, money laundering, or the illegal manufacture, sale, distribution of or trafficking in controlled substances, or any substantially equivalent activity in a domestic, military, or foreign court;

(e)	Delegator is not (and, if Delegator is a Business Entity, Delegator’s Representatives are not) (i) a Person identified, described or designated in any list of prohibited parties under any Law or by any governmental authorities, including the lists maintained by the United States government, the Canadian government, the government of the European Union (EU) or its member states, and the government of Delegator’s jurisdiction of residence (including the Specially Designated Nationals and Blocked Persons List and Foreign Sanctions Evaders List of the United States Department of the Treasury Office of Foreign Assets Control, or any list established under s.83.05(1) of the Criminal Code (Canada)), any regulations promulgated under Canada’s Special Economic Measures Act, United Nations Act, Justice for Victims of Corrupt Foreign Officials Act, or Freezing of Assets of Corrupt Foreign Officials Act, or the United Nations Security Council Consolidated Sanctions List (a “Sanctioned Person”); (ii) owned fifty (50) percent or more, directly or indirectly, individually or in the aggregate, by, controlled by, or acting on behalf of any Sanctioned Person; or (iii) engaged in any dealings or transactions with any Sanctioned Person;

(f)	Delegator is not, and is not owned or controlled by or acting on behalf of any Person who is, located, operating, ordinarily resident, organized, established, or domiciled in Cuba, Iran, North Korea, Sudan, Syria, Russia, or the Crimea, “Donetsk People’s Republic,” or “Luhansk People’s Republic” regions of Ukraine (including Sevastopol), or any other country or jurisdiction against which the United States or Canada maintains comprehensive economic sanctions or an arms embargo;

(g)	the Tokens are not derived from, and do not otherwise represent the proceeds of, any activities done in violation or contravention of any Law;

(h)	Delegator is sophisticated and experienced in using and evaluating the Supported Blockchains and their Protocols and related technologies;

(i)	Delegator has conducted its own due diligence and analysis of the Supported Blockchains and the matters provided under this Agreement in order to determine whether Delegator wishes to enter into this Agreement and delegate Token Rights to Figment so that Figment may perform the Services;

(j)	Other than any representation, warranty or covenant provided by Figment in this Agreement, Delegator has not relied upon any information, statement, omission, representation or warranty, express or implied, written or oral, made by or on behalf of Figment in connection with the entering into and performance of this Agreement by the Parties;

(k)	Delegator has adopted an anti-money laundering, anti-terrorist financing, and sanctions compliance policy in accordance with applicable Laws, is in material compliance with the terms of these policies and procedures, has verified the identity of each Client (if any), including by complying with all of its applicable policies and procedures and applicable anti-money laundering Laws, and has otherwise vetted each Client (if any) in accordance with all such applicable Laws, policies, and procedures;

(l)	Delegator is not being investigated and has not received an inquiry from regulatory authorities in any jurisdiction, other than routine compliance examinations in the ordinary course; and

(m)	without limiting the foregoing, if Delegator is not registered as a money services business, restricted dealer or trust company in Canada and does not rely on an exemption from registration in Canada, then Delegator does not offer services or products to any customers in Canada which would require such registration or an exemption from such registration for the provision of such services or products to customers in Canada.

12.3. Disclaimer.

(a)	Except as expressly set out herein, the Services, the Platform, the Website, their components, and any other materials provided hereunder are provided “as-is” and “as available”, and Figment does not make any warranties with respect to the same or otherwise in connection with this Agreement (except as explicitly provided in this Agreement) and hereby disclaims any and all express, implied, or statutory warranties and conditions, including any warranties or conditions of non-infringement, merchantability, fitness for a particular purpose, availability, error-free or uninterrupted operation, and any warranties arising from a course of dealing, course of performance, or usage of trade. To the extent that Figment may not as a matter of Law disclaim any implied warranty or condition, the scope and duration of such warranty or condition will be the minimum permitted under such Law.

(b)	Without limiting the foregoing, Figment makes no representations or warranties with regards to the potential market for the Service or the amount of Rewards that may be generated under this Agreement.

13. EXCLUSIONS AND LIMITATIONS OF LIABILITY

13.1. To the maximum extent permitted by Law, in no event will a Party be liable to the other Party for: (i) any incidental, indirect, consequential, special, exemplary, or punitive Damages of any kind or any loss of actual or anticipated profits (whether direct or indirect) or loss of actual or anticipated revenues (whether direct or indirect) arising under or relating to this Agreement, regardless of the theory of liability (contract, tort, or otherwise) and even if a Party was advised, had other reason to know, or in fact knew of the possibility thereof; or (ii) direct Damages in excess of the caps specified in Section 13.2 below.

13.2. Except for a Party’s indemnification obligations pursuant to Section 14.1, in no event will either Party’s aggregate liability for Damages of any kind to the other Party or any other Person under or in connection with this Agreement exceed the amount equal to the sum of the Service Fees collected by Figment under this Agreement during the six months prior to the initial event giving rise to Damages (the “Global Cap”). For Slashing Penalties, Figment’s aggregate liability for each Supported Blockchain is limited to the amount of Service Fees collected by Figment under this Agreement for such Supported Blockchain during the six months prior to the initial Slashing Penalty (the “Slashing Cap”). For Missed Rewards, Figment’s aggregate liability for each Supported Blockchain is limited to the amount of Service Fees collected by Figment under this Agreement for such Supported Blockchain during the three months prior to the initial Missed Rewards event (the “Missed Rewards Cap”). For clarity: (a) the Slashing Cap and the Missed Rewards Cap are included in, and not in addition to, the Global Cap; and (b) the Global Cap, Slashing Cap, and Missed Rewards Cap are each cumulative for the duration of the Term and not per event. Notwithstanding the foregoing, the Slashing Cap and Global Cap shall not apply to any Slashing Penalties arising from or attributable to Figment’s gross negligence, fraud or willful misconduct.

13.3. The amount of any indemnification, compensation or reimbursement otherwise payable to either Party (in such capacity, the “Insured Party”) in connection with a claim made under this Agreement (including, but not limited to, a Reimbursement Claim) by the other Party will be net of any insurance proceeds (“Proceeds”) paid or payable to the Insured Party under any policies of insurance covering the Damages giving rise to such claim (each, an “Insurance Policy”). Prior to making a claim against the other Party under this Agreement, the Insured Party will: (i) submit a claim under any applicable Insurance Policy; (ii) collect all available Proceeds payable pursuant to such Insurance Policy; and (iii) inform the other Party of any Proceeds received. If the Insured Party subsequently receives Proceeds under an Insurance Policy (or otherwise receives payment from another Person) in connection with a claim after the other Party has already made payment to the Insured Party, the amount of the other Party’s payment will promptly be repaid by the Insured Party to the other Party, solely to the extent that the sum of the payment made by the other Party and Proceeds received (or any payment received from another Person) by the Insured Party exceeds the Damages incurred by the Insured Party.

13.4. Without limiting any of the foregoing, a Party will not be liable to the other Party for any Damages of any kind arising from or relating to any: (i) acts or omissions of such other Party, its Affiliates or (solely in the case of Delegator) Clients (if any); (ii) events described in Section 4; (iii) events described in Section 5.3; (iv) Force Majeure Events; (v) planned downtime for upgrades to and maintenance of the Services; and (vi) Missed Rewards incurred in connection with Jailing.

13.5. The limitations and exclusions of liability set out in this Section 13 apply to any claim(s) related to this Agreement or the Services, the Platform, the Website, their components, and any other materials provided hereunder, to the maximum extent permitted by Law.

13.6. Notwithstanding anything to the contrary contained herein or elsewhere, the Parties expressly acknowledge and agree that the provisions of this Agreement (including the remedies available hereunder) shall apply solely and exclusively to Tokens Staked by Delegator under this Agreement (including, for the avoidance of doubt, any Tokens Staked by Delegator on behalf of any Client(s)).

13.7. To the maximum extent permitted by Law, the sole and exclusive remedy available hereunder for:

(a)	Slashing Penalties is set out in Section 5.5;

(b)	Missed Rewards is set out in Section 5.6; and

(c)	all Damages arising in respect of third-party Claims is set out in Section 14.

14. INDEMNIFICATION

14.1. Subject to the provisions of this Agreement, each Party (in such capacity, the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party, its Affiliates, and their respective officers, directors, shareholders, managers, employees, and agents (as applicable) (in such capacity, the “Indemnified Party”) from all Damages, excluding Slashing Penalties and Missed Rewards (except as expressly provided for in Section 13.2), incurred by any such Indemnified Party in connection with any actual or threatened third-party action, claim, proceeding, judgment, or settlement (each a “Claim”), arising from or in connection with: (a) the Indemnifying Party’s breach of its covenants or representations and warranties under this Agreement; and/or (b) in the case where the Indemnifying Party is Delegator, (1) any breach or non-performance of any provision owing to Clients (if any) under any agreement involving Delegator or any of its Affiliates and its or their respective Clients; and/or (2) otherwise involving a Client of Delegator, if any, that is made in connection with or is otherwise related directly or indirectly to this Agreement, and is not materially attributable to, or grounded in any act or omission by Figment. The foregoing obligations shall be subject to the Indemnified Party: (i) promptly notifying the Indemnifying Party in writing of the Claim; (ii) providing the Indemnifying Party, at the expense of the Indemnifying Party, with reasonable cooperation in the defense of the Claim; and (iii) providing the Indemnifying Party with sole control acting reasonably over the defense and negotiations of the Claim for a settlement or other resolution; provided that the Indemnifying Party may not, without the Indemnified Party’s prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced claim or action, unless such settlement, compromise or consent: (1) includes an unconditional release of the relevant Indemnified Party for all liability arising out of such commenced claim or action; and (2) is solely monetary in nature and does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of any Indemnified Party or otherwise adversely affect any Indemnified Party.

15. GENERAL PROVISIONS

15.1. Interpretation.

(a)	Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

(b)	Non-Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party.

(c)	Other Provisions.

(i)	The words “including”, “includes”, and “include” mean “including (or includes or include) without limitation”.

(ii)	Any reference in this Agreement to a Person includes his, her, or its heirs, administrators, executors, legal representatives, successors, and permitted assigns, as applicable.

(iii)	Any reference in this Agreement to gender includes all genders, and words importing the singular number only include the plural and vice-versa.

15.2. Assignment. Delegator shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Figment; provided that Delegator may, upon written notice to Figment and without the consent of Figment, assign or otherwise transfer this Agreement: (i) to any of its Affiliates; or (ii) in connection with a change of control transaction (whether by merger, consolidation, sale of equity interests, sale of all or substantially all assets, or otherwise) or other liquidity event, provided that in all cases, the assignee executes and delivers to Figment an agreement reasonably satisfactory to Figment to be bound by the terms and conditions of this Agreement. Any assignment or other transfer in violation of this Section 15.2 will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

15.3. Waiver. No waiver of any provisions of this Agreement will be valid unless in writing and designated as such. No failure or delay by either Party in exercising any right, power, privilege or remedy under this Agreement shall operate or be deemed as a waiver of any such right, power, privilege or remedy, nor shall any single or partial exercise thereof preclude the exercise of any other right, power, privilege or remedy hereunder. Without limiting the generality of the foregoing, Figment shall not be deemed to have waived any of the conditions described in Section 6, or waived or released any claim, right, power, privilege or remedy related thereto, by virtue of providing the Services to Delegator while having no specific knowledge that such condition is not satisfied with respect to Delegator, and may terminate its Services to Delegator after learning of such non-satisfaction irrespective of how long such condition has not been satisfied.

15.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York and the federal laws of the United States of America applicable therein, without regard for the choice of law provisions thereof.

15.5. Exclusive Forum. Any claim, dispute, or controversy arising out of or relating to this Agreement (including the arbitrability of any claim, dispute or controversy), or the breach, termination, enforcement, interpretation, validity, or scope hereof shall be resolved by private, confidential and binding arbitration. Such arbitration shall be conducted by a single arbitrator. The arbitrator shall be appointed by written agreement of the Parties or, in the absence of an agreement, such arbitrator shall be appointed by a judge upon the application of either Party. Arbitration shall be held in the state of New York, unless otherwise agreed by the Parties. The arbitration procedure to be followed shall be agreed in writing by the Parties or, in absence of an agreement, determined by the arbitrator. The arbitration shall proceed in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS. Subject to any right of appeal, the decision arrived at by the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

15.6. Notices. All notices required under this Agreement (other than routine operational communications) must be in writing and delivered to the personnel designated below. Such notices shall be effective upon actual delivery to the other Party.

To Figment:

c/o John Le Blanc, Chief Legal Officer
Email: legal@figment.io
Address: 545 King St. West, Toronto, Ontario, Canada, M5V 1M1

To Delegator:

c/o Wayne Miao
Email: wayne.miao@21shares.com; with a cc to legal@21shares.com
Address: 158 W. 27th Street, 4th Floor, New York, NY 10001

15.7. Independent Contractors. The Parties are independent contractors. Neither Party shall be deemed to be an employee, agent, partner, joint venturer, or legal representative of the other for any purpose, and neither shall have any right, power, or authority to create any obligation or responsibility on behalf of the other, except as set out in Section 14.1.

15.8. Severability. If any provision of this Agreement is found invalid, illegal or unenforceable by a court of competent jurisdiction, that provision shall be amended to achieve as nearly as possible the same economic effect as the original provision, and the remainder of this Agreement shall remain in full force and effect. Any provision of this Agreement, which is unenforceable in any jurisdiction, shall be ineffective only as to that jurisdiction, and only to the extent of such unenforceability, without invalidating the remaining provisions hereof.

15.9. Force Majeure. Neither Party shall be deemed to be in breach of this Agreement for any failure or delay in performance to the extent caused by reasons beyond its reasonable control, including: (i) acts of God; (ii) epidemics or pandemics; (iii) natural disasters, fire, or extreme weather events; (iv) strikes, shortages or unavailability of materials or resources; (v) functionality or operations of the Supported Blockchains, including as described in Sections 4 and 5.8; (vi) protocol-level failures caused by bugs, supported token maintenance, malfunctions, upgrades, defects or other failures in the operations of the Supported Blockchains; (vii) unavailability of or interruption or delay in telecommunications or third party services, or any acts or omissions of any third party service provider; (viii) acts of hackers or other malicious actors; (ix) acts of a governmental body; (x) armed conflict, warfare, or terrorism; (xi) insurrection or sabotage; (xii) embargo; and (xiii) any events described in Section 5.3 (collectively, “Force Majeure Events”).

15.10 Third-Party Beneficiaries. Except as set out in Section 14, there are no other third-party beneficiaries under this Agreement.

15.10. Entire Agreement. This Agreement constitutes the final and complete agreement between the Parties regarding the subject matter hereof, and supersedes any prior or contemporaneous communications, representations, or agreements between the Parties, whether oral or written. Without limiting the foregoing, no term included in any confirmation, acceptance, or any other similar document from Delegator in connection with this Agreement will apply to this Agreement or have any force or effect.

15.11. Modifications. Any modification or amendment to this Agreement must be in writing and signed by both Parties or is null and void.

15.12. Paramountcy. Without limiting the foregoing, if there would otherwise be any legally binding agreement involving Delegator and Figment including the General Terms of Use, Privacy Policy, any non-disclosure or confidentiality agreement between the Parties, any agreement with either Party that may be implied by or embodied in the Protocols of a Supported Blockchain, or otherwise, that conflict or are inconsistent with this Agreement, this Agreement shall prevail over such other agreement to the extent of such conflict or inconsistency.

15.13. Currency. All dollar ($) amounts identified in this Agreement are denominated in United States dollars.

15.14. Counterparts. Each Party may execute and deliver this Agreement in a digital counterpart. This Agreement will be valid and binding upon the delegation of Token Rights by Delegator to Figment under this Agreement, notwithstanding any failure to execute and deliver this Agreement by either Party.

[Signature page follows]

The Parties have executed and delivered this Agreement as of the Effective Date.

FIGMENT INC.		21Shares Polkadot ETF By: 21SHARES US LLC, as Sponsor of the Delegator

By:	/s/ John Le Blanc	By:	/s/ Andres Valencia
Name:	John Le Blanc	Name:	Andres Valencia
Title:	Chief Legal Officer	Title:	EVP, Investment Management